Sigma Labs Announces Full Year 2016 Financial Results

Recent Steps Position Company for Next Phase of Growth

SANTA FE, N.M. – March 30, 2017 – Sigma Labs, Inc. (NASDAQ: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software under the PrintRite3D® brand, today announced financial results for the three and twelve months ended December 31, 2016.

Recent Highlights

Completed a public offering that raised gross proceeds of approximately $5.8 million concurrent with uplisting to the NASDAQ Capital Market following a reverse stock split. The offering provided funds for the Company’s 2017 growth plans, while moving to the NASDAQ allows for a broader base of potential institutional investors.

The Company also formed strategic alliances with Morf3D and Jaguar Precision Machine (“Jaguar”) to serve the additive manufacturing (“AM”) needs of the aerospace and defense (“A&D”) sector. As part of these agreements, the Company’s PrintRite3D® software will be licensed to Morf3D and Jaguar, and Sigma Labs will utilize its on-site EOS machine to form aerospace components under contract using additive manufacturing. The strategic alliances are expected to significantly enhance the Company’s 2017 top line growth profile.

Sigma Labs announced additional contract wins with Aerojet Rocketdyne, Pratt & Whitney, Honeywell, and Siemens during the fourth quarter and early part of 2017.

The Company also announced, subsequent to the end of 2016, that a leading European AM equipment provider had signed onto its OEM Partner Program as part of a long-term commercial agreement, expanding an existing relationship. Sigma Labs’ PrintRite3D® applications will be embedded in certain of the OEM’s AM machines prior to them being sold.

“We’re already well into 2017 and, with so much behind us, I feel the Company is in a position to see greatly improved performance going forward,” said Mark Cola, President & CEO of Sigma Labs. “In a relatively short period of time we’ve raised much-needed growth capital, uplisted to the NASDAQ, signed several important strategic relationships, and won contracts with marquee customers such as Pratt & Whitney and Siemens. We’ve also landed a significant OEM Partner and are actively working on other business development initiatives, setting the stage for stronger growth in the quarters to come. In effect, we’ve done what we said we would do – winning new customers, joining with other leading companies to move the industry forward, and improving our balance sheet to take advantage of the opportunities to come. This year we have the wind at our backs, with unlimited potential for taking additive manufacturing to a whole new level.”

2016 Full Year Financial Results

Revenue for the year ended December 31, 2016 was approximately $1.0 million versus approximately $1.2 million for 2015. The Company reported a net loss for the year of approximately $2.2 million, or $(0.35) per diluted share, versus a loss of approximately $1.7 million, or $(0.27) per diluted share, for 2015.

Investor Conference Call

The Company will host a conference call to discuss its 2016 full year financial results today, March 30, 2017, at 11:00 a.m. Eastern Time. To participate in the call, please dial toll free 1-844-802-2441, or 1-412-317-5134, approximately five minutes before the conference call time stated above. A live webcast of the call can also be accessed on the Sigma Labs website at www.sigmalabsinc.com. A recording will be available on the Company's website upon completion of the call.

About Sigma Labs, Inc.

Sigma Labs, Inc. is a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." Our forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in our annual report on Form 10-K. The forward-looking statements in this press release are made only as of the date of this press release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Chris Witty

cwitty@darrowir.com; 646-438-9385

Sigma Labs, Inc.

Condensed Statements of Operations

	Three Months Ended		Twelve Months Ended
	Years Ended December 31		Years Ended December 31
	2016	2015	2016	2015

REVENUE	$324,192	$586,295	$966,422	$1,234,810

COST OF REVENUE	21,158	75,625	228,902	214,004

GROSS PROFIT	303,034	510,670	737,520	1,020,806

EXPENSES:
Other General and Administration	444,520	395,987	1,790,096	1,282,952
Payroll Expense	299,346	247,173	1,026,840	585,706
Stock-Based Compensation	105,004	39,938	341,558	518,438
Research and Development	4,488	124,009	92,992	330,554
Total Expenses	853,358	807,107	3,251,486	2,717,650

OTHER INCOME (EXPENSE)
Interest Income	67	203	355	1,340
Other Income	20,077	-	51,703	-
Other Income-Decrease in fair value of derivative liabilities	354,644	-	354,644	-
Other Expense - Debt discount amortization	(89,570)	-	(89,570)
Loss on Investment in Joint Venture	105	(670)	-	(778)
Total Other Income	285,323	(467)	317,132	562

LOSS BEFORE PROVISION FOR INCOME TAXES	(265,001)	(296,904)	(2,196,834)	(1,696,282)

Provision for income Taxes	-	-	-	-

Net Loss	$(265,001)	$(296,904)	$(2,196,834)	$(1,696,282)

Net Loss per Common Share - Basic and Diluted	$(0.04)	$(0.05)	$(0.35)	$(0.27)

Weighted Average Number of Shares
Outstanding - Basic and Diluted	6,267,577	6,237,511	6,249,609	6,228,108

Sigma Labs, Inc.

Condensed Balance Sheets

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash	$398,391	$1,539,809
Accounts Receivable, net	288,236	280,222
Inventory	187,241	20,129
Prepaid Assets	36,056	38,687
Total Current Assets	909,924	1,878,847

Other Assets:
Property and Equipment, net	564,933	714,754
Intangible Assets, net	226,450	167,644
Investment in Joint Venture	500	9,222
Prepaid Stock Compensation	167,562	418,547
Total Other Assets	959,445	1,310,167

TOTAL ASSETS	$1,869,369	$3,189,014

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$112,175	$38,393
Notes Payable, net of original issue discount $79,886	561,834	-
Accrued Expenses	125,116	71,523
Total Current Liabilities	799,125	109,916
Long-Term Liabilities
Derivative Liability	93,206	-
Total Long-Term Liability	93,206	-

TOTAL LIABILITIES	892,331	109,916

Stockholders' Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; None issued and outstanding	-	-
Common Stock, $0.001 par; 15,000,000 shares authorized; 6,267,577 and 6,239,073 issued and outstanding at December 31, 2016 and 2015, respectively	6,268	6,239
Additional Paid-In Capital	10,731,724	10,636,979
Accumulated Deficit	(9,760,954)	(7,564,120)
Total Stockholders' Equity	977,038	3,079,098

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,869,369	$3,189,014